Exhibit 10.24
FOREST CITY ENTERPRISES, INC.
Restricted Shares Agreement
          THIS RESTRICTED SHARES AGREEMENT (this “Agreement”) effective as of                     , 2010 is made by and between Forest City Enterprises, Inc., an Ohio corporation (the “Company”), and the individual who is named as the Grantee (the “Grantee”) on the signature page of this Agreement. All capitalized terms have the meanings set forth in the Forest City Enterprises, Inc. 1994 Stock Plan (As Amended and Restated as of June 19, 2008) (the “Plan”) unless otherwise specifically provided.
     WHEREAS, the Board of Directors is of the opinion that the interests of the Company and its shareholders will be advanced by affording present and future executives and key employees an opportunity to secure stock ownership in the Company; and
     WHEREAS, the execution of a restricted shares agreement substantially in the form hereof has been authorized by a resolution of the Committee duly adopted on                     , 2010; and
     NOW, THEREFORE, pursuant to the Plan, and subject to the terms and conditions therof and the terms and conditions hereinafter set forth, the Company hereby confirms to the Grantee, effective as of                     , 2010 (the “Date of Grant”), the number of Restricted Shares that are shown on the signature page of this Agreement as the Original Award.
          1. Definitions. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided. As used in this Agreement, the following terms have the following meanings:
     “Cause” means gross neglect of duty, dishonesty, conviction of a felony, disloyalty, intoxication, drug addiction, or other similar misconduct adverse to the best interests of the Company.
     “Change of Control” means if at any time any of the following events has occurred:
(a)	the Company merges itself, or is merged or consolidated with, another corporation and as a result of such merger or consolidation less than 51% of the voting power of the then-outstanding voting securities of the surviving corporation immediately after such transaction are directly or indirectly beneficially owned in the aggregate by the former shareholders of the Company immediately prior to such transaction;

(b)	all or substantially all the assets accounted for on the Consolidated Balance Sheet of the Company are sold or transferred to one or more corporations or persons, and as a result of such sale or transfer less than 51% of the voting power of the then-outstanding voting securities of such corporation or person immediately after such sale or transfer is directly or indirectly beneficially held in the aggregate by the former shareholders of the Company immediately prior to such transaction or series of transactions;

(c)	a person, within the meaning of Section 3(a)(9) or 13(d)(13) (as in effect on the date of the award) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission pursuant to the Exchange Act) of (i) 15% or more but less than 35% of the voting power of the then-outstanding voting securities of the Company without prior approval of the Company’s Board, or (ii) 35% or more of the voting power of the then-outstanding voting securities of the Company; provided, however, that the foregoing does not apply to any such acquisition that is made by (w) any Subsidiary of the Company (x) any employee benefit plan of the Company or any Subsidiary or (y) any person or group of which employees of the Company or of any Subsidiary control a greater than 25% interest unless the Board determines that such person or group is making a “hostile acquisition;”

(d)	a majority of the members of the Board are not Continuing Directors, where a “Continuing Director” is any member of the Board who (x) was a member of the Board on the date of the award or (y) was nominated for election or elected to such Board with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
      “Disability” means disability as defined in the Company’s Long Term Disability Plan, as amended from time to time.
      “Original Award” means the number of Shares indicated as the Original Award on the signature page of this Agreement.
      “Subsidiary” has the meaning set forth in the Plan, except that for the purpose of Section 4(b) of this Agreement only, “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of such corporations (or a group of corporations that themselves are Subsidiaries) other than the last corporation in the unbroken chain owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
          2. Issuance of Restricted Shares. The Shares will be treated as issued on the Date of Grant as fully paid and nonassessable shares and will be represented by certificates registered in the name of the Grantee and bearing a legend referring to the restrictions set forth in this Agreement.

          3. Restriction on Transfer. The Shares may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, until they have become nonforfeitable in accordance with Section 4 of this Agreement. Any purported transfer, encumbrance or other disposition of the Shares that is in violation of this Section 3 will be null and void, and the other party to any such purported transaction will not obtain any rights to or interest in the Shares.
          4. Vesting. (a) The Shares will become nonforfeitable upon the occurrence of the following:

Amount Nonforfeitable	Date Nonforfeitable
1/4 of the Original Award	On the second anniversary of the Date of Grant.

1/4 of the Original Award	On the third anniversary of the Date of Grant.

All Forfeitable Shares	Fourth anniversary of the Date of Grant.
(b)	Notwithstanding the provisions of Section 4(a), all of the Shares will immediately become nonforfeitable if a Change in Control occurs after the Date of Grant.
               (c) Notwithstanding the provisions of Section 4(a) or Section 5, all of the Shares will immediately become nonforfeitable if the Grantee:
(i)	dies or becomes permanently disabled while in the employ of the Company or a Subsidiary after the Date of Grant, or

(ii)	ceases to be employed by the Company or a Subsidiary due to Retirement, with the consent of the Committee, of the Grantee, or

(iii)	ceases to be employed by the Company or any Subsidiary as the result of a termination by the employer without Cause.
             5. Termination of Rights and Forfeiture of Shares. Except for Shares that have become nonforfeitable, all of the Shares will be forfeited if the Grantee ceases to be employed by the Company or a Subsidiary at any time prior to the fourth anniversary of the Date of Grant. In the event of a forfeiture, any certificate(s) representing the Shares will be canceled.
             6. Dividend, Voting and Other Rights. Except as otherwise provided in this Agreement, the Grantee will have all of the rights of a shareholder with respect to the Shares, including the right to vote the Shares and receive any dividends that may be paid thereon; provided, however, that any additional Shares or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company will be subject to the same restrictions as the Shares.

          7. Retention of Stock Certificate(s) by Company. Any certificates representing Shares will be held in custody by the Company together with a stock power endorsed in blank by the Grantee with respect thereto, until those Shares have become nonforfeitable in accordance with Section 4.
          8. Agreement Subject to Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Grantee hereby acknowledges receipt of a copy of the Plan.
          9. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal, state and other applicable securities laws with respect to the Restricted Shares; provided, however, notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
          10. Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with the vesting of the Shares, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to delivery of certificates representing such Shares that the Grantee make provisions that are satisfactory to the Company for the payment of the balance of such taxes required to be withheld. The Grantee may elect, pursuant to procedures established by the Company, that all or any part of such withholding requirement be satisfied by surrendering to the Company of a portion of such Shares. If such election is made, the shares so retained shall be credited against such withholding requirement at the Market Value Per Share on the date of such delivery.
          11. Employment Rights. Nothing contained in the Plan or this Agreement shall confer upon the Grantee any right to be continued in the employment of the Company or any Subsidiary, or interfere in any way with the right of the Company, or such Subsidiary, to terminate his or her employment at any time.
          12. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any insurance coverage available to any beneficiary under any insurance plan covering employees of the Company or a Subsidiary.
          13. Severability. In the event that one or more of the provisions of this Agreement are invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.
          14. Governing Law. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Ohio without regard to conflict of law principles of such state.

          15. Restrictive Legends. The Grantee acknowledges that the Shares are subject to the terms of this Agreement and to transfer restrictions imposed by the securities laws, and that the certificates representing the Shares will bear a restrictive legend substantially as follows:
The Shares represented by this certificate were issued pursuant to a Restricted Shares Agreement effective as of ________, 2010 between Forest City Enterprises, Inc. and the holder named on the face of this certificate, and are subject to the terms and conditions, including restrictions on transfer, of that Agreement. Any purported transfer, encumbrance or other disposition in violation of that Agreement will be null and void.
          16. Entire Agreement. Subject to Section 8, this Agreement represents the entire agreement between the Company and the Grantee with respect to these Restricted Shares and supersedes all prior agreements whether in writing or otherwise.

     The undersigned Grantee hereby accepts the award of Restricted Shares granted pursuant to this Agreement, subject to the terms and conditions of the Plan and the terms and conditions set forth herein.

Name of Grantee

Date:

     Executed in the name and on behalf of the Company at Cleveland, Ohio as of the ___ day of                     , 2010.

FOREST CITY ENTERPRISES, INC.
By:
	Name:	Charles A. Ratner
	Title:	President and Chief Executive Officer

Date of Grant: , 2010

Original Award:	_{#} Restricted Shares